ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 29th day of June, 2015, by and between TERRA INCOME ADVISORS, LLC, a Delaware corporation (the “Administrator”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Administrator serves as the administrator to Terra Income Fund 6, Inc. (the “Company”), which is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, in connection with the provision of administrative services to the Company, the Administrator has responsibility over the accounting-related function for the Company;

WHEREAS, the Administrator desires to retain USBFS to aid it in connection with its responsibility for the Company’s accounting-related function; and

WHEREAS, USBFS is willing to aid the Administrator in connection therewith on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Engagement of USBFS

The Administrator hereby engages USBFS to aid it in connection with its responsibility for the Company’s accounting-related function on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such engagement and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall provide the following fund accounting services for the Company:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Administrator and/or the Company.

(2)	As of the end of each of the Company’s fiscal years and first three fiscal quarters (each such date is referred to herein as a “valuation date”), obtain prices from a pricing source approved by the Board of Directors of the Company (the “Board of Directors” or the “Directors”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Directors shall provide, in good faith, the fair value for such securities.

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(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, record the expense accrual amounts as directed by the Administrator and/or the Company as to methodology, rate or dollar amount.

(2)	Record payments for expenses upon receipt of written authorization from the Administrator and/or the Company.

(3)	Account for expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Administrator and/or the Company.

(4)	Provide expense accrual and payment reporting.

C.	Company Valuation and Financial Reporting Services:

(1)	Account for Company share repurchases, tenders, sales, exchanges, transfers, dividend reinvestments, and other Company share activity as reported by the Company’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Administrator and/or the Company.

(3)	Determine net investment income (earnings) for the Company as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Company in the form as agreed upon.

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(5)	Calculate the net asset value of the Company according to the accounting policies and procedures set forth in the prospectus (the “Prospectus”) included in the Company’s registration statements filed under the Securities Act of 1933 or other operative documents.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Company operations as of each valuation date and at such time as requested by the Administrator and/or the Company.

(7)	Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Company to support the tax reporting required for Internal Revenue Service defined regulated investment companies.

(2)	Maintain tax lot detail for the Company’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Administrator and/or the Company.

(4)	Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Company’s transfer agent to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)	Support reporting to regulatory bodies and support financial statement preparation by making the Company's accounting records available to the Company, the Securities and Exchange Commission (the “SEC”), and the Company’s outside auditors.

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)	Assist the Company’s Chief Executive Officer and Chief Financial Officer in connection with establishing and maintaining internal control over financial reporting (as defined in Rules 13a-15(f) and 15-d(f) under the Securities Exchange Act of 1934 (the “1934 Act”)) for the Company.

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F.	USBFS will perform the following accounting functions on a monthly basis:

(1)	Reconcile cash and investment balances of the Company with the Company’s custodian, and provide the Company with the beginning cash balance available for investment purposes.

(2)	Transmit or mail a copy of the portfolio valuation to the Company.

G.	In addition, USBFS will:

(1)	Prepare monthly security transactions listings.

(2)	Supply various statistical data as requested by the Administrator and/or the Company on an ongoing basis.

(3)	Prepare a monthly reconciliation between the Company’s cash portfolio as held on USBFS’s accounting records and the Company’s internal records.

3.	License of Data; Warranty; Termination of Rights

A.	The valuation information and valuations being provided to the Company by USBFS pursuant hereto (collectively, the “Data”) is being licensed, not sold, to the Administrator and the Company. The Administrator and the Company have a limited license to use the Data only for purposes necessary to valuing the Company’s assets and reporting to regulatory bodies and the Company’s stockholders (the “License”). The Administrator and the Company do not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Adminstrator and Company’s right to use the Data cannot be passed to or shared with any other entity.

The Administrator, on behalf of itself and the Company, acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE ADMINISTRATOR, ON BEHALF OF ITSELF AND THE COMPANY, HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.	USBFS may stop supplying some or all Data to the Administrator and the Company if USBFS’ suppliers terminate any agreement to provide Data to USBFS. Also, USBFS may stop supplying some or all Data to the Administrator and the Company if USBFS reasonably believes that the Administrator and/or the Company is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’ suppliers demand that the Data be withheld from the Administrator and/or the Company. USBFS will provide notice to the Administrator of any termination of provision of Data as soon as reasonably possible.

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4.	Pricing of Securities

A.	For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Administrator and apply those prices to the portfolio positions of the Company. For those securities where market quotations are not readily available, the Board of Directors shall provide, in good faith, the fair value for such securities.

If the Company desires to provide a price that varies from the price provided by the pricing source, the Company shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Company will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.	For those securities of the Company where market quotations are not readily available, the Board of Directors shall provide, in good faith, the fair value for such securities.

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Company under this Agreement or the Company’s internal control over financial reporting.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Administrator shall cause the Company to pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Administrator and/or the Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Administrator and/or the Company is disputing any amounts in good faith. The Administrator shall cause the Company to settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

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8.	Representations and Warranties

A.	The Administrator hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its respective obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organzational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

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(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its organizational documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator and/or the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Administrator shall cause the Company to indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Administrator and/or Company, as approved by the Board of Directors of the Company, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Administrator and the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

The Administrator, on behalf of itself and the Company, acknowledges that the Data is intended for use as an aid in making informed judgments concerning securities. The Administrator, on behalf of itself and the Company, accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

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USBFS shall indemnify and hold the Administrator and/or the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Administrator and/or the Company may sustain or incur or that may be asserted against the Administrator and/or the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms “Administrator” and the “Company” shall include their directors, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Administrator and/or the Company shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall obtain and provide the Administrator and/or the Company, at such times as they may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other or the Company for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such; (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefore.

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B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Administrator and/or the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

10.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company. USBFS acknowledges that it may come into possession of material nonpublic information with respect to the Company and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company’s shareholders to any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

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11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Administrator and/or the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request. USBFS agrees to provide any records necessary to the Company to comply with the Company’s disclosure controls and procedures and internal control over financial reporting adopted in accordance with the Sarbanes-Oxley Act of 2002 (the “SOX Act). Without limiting the generality of the foregoing, the USBFS shall cooperate with the Company and assist the Company as necessary by providing information to enable the appropriate officers of the Company to (i) execute any required certifications and (ii) provide a report of management on the Company’s internal control over financial reporing (as defined in Sections 13a-15(f) or 15a-15(f) of the 1934 Act).

13.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Administrator and/or the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Administrator and/or the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Administrator and/or the Company (if such form differs from the form in which USBFS has maintained the same, the Administrator and/or the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Administrator and/or the Company. Except for the payments set forth above, and for the avoidance of doubt, no termination fee, penalty, or any other payment shall be payable by the Company or the Administrator to USBFS upon a termination of this Agreement.

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15.	No Agency Relationship

USBFS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Administrator or the Company in any way or otherwise be deemed an agent of the Administrator or the Company, or to conduct business in the name, or for the account, of the Adminstrator or the Company.

16.	Data Necessary to Perform Services

The Administrator and/or the Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Administrator and/or the Company, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

17.	Notification of Error

The Administrator and/or the Company will notify USBFS of any discrepancy between USBFS and the Administrator and/or the Company, including, but not limited to, failing to account for a security position in the Company’s portfolio, by the later of: within five (5) business days after receipt of any reports rendered by USBFS to the Company; within five (5) business days after discovery of any error or omission not covered in the balancing or control procedure, or within five (5) business days of receiving notice from any shareholder.

18.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2002 and the policies and limitations of the Company relating to its respective portfolio investments as set forth in the Prospectus. USBFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

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19.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, upon delivery after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

777 East Wisconsin Avenue

MK-WI-J1S

Milwaukee, WI 53202

and notice to the Administrator shall be sent to:

Terra Income Advisors, LLC

805 Third Avenue

8th Floor

New York, NY 10022

21.	Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TERRA INCOME ADVISORS, LLC	u.s. bancorp fund services, llc
By: /s/ Gregory M. Pinkus	By: /s/ Joseph Newberger
Name: Gregory M. Pinkus Title: Chief Financial Officer	Name: Joseph Newberger Title: Executive Vice President

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